Exhibit 2.1

FORM OF AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER is dated as of December 15, 2006 (this “Agreement”) by and among SI International Telecom Corporation (“Telecom”), a Delaware corporation, SI International Engineering, Inc. (“Engineering”), a Colorado corporation and SI International, Inc. (“SI International”), a Delaware corporation.

RECITALS

A.  Telecom is a corporation duly organized and existing under the laws of the State of Delaware.  Engineering is a corporation duly organized and existing under the laws of the State of Colorado and SI International is a corporation duly organized and existing under the laws of the State of Delaware.

B.  The Common Stock of Telecom is owned by SI International, and the Participating Preferred Stock of Telecom is owned by Engineering.  Engineering is a wholly owned subsidiary of SI International.

C.  The respective boards of directors of Telecom, Engineering and SI International have been duly advised of the terms and conditions of this Agreement, have determined that it is advisable and in the best interests of each corporation that each of Engineering and Telecom merge with and into SI International (the “Merger”) and, by resolutions duly adopted, have authorized, approved and adopted this Agreement and the Merger.  Engineering and SI International, as the stockholders of Telecom, have also authorized, approved and adopted this Agreement and the Merger by written consent without a meeting.

D.  The Merger will take place in two parts.  The first merger (“First Merger”) will result in Engineering being merged into SI International.  The second merger (“Second Merger”) will result in Telecom being merged into SI International.

          NOW, THEREFORE, Telecom, Engineering and SI International hereby agree as follows:

ARTICLE I
THE MERGERS

Section 1.01  The First Merger. The First Merger will be upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and the Colorado Business Corporation Act (the “CBCA”).  Engineering will merge with and into SI International upon the First Effective Time, as defined in this Agreement.  SI International will be the surviving corporation in the First Merger (the “Surviving Corporation”).  Upon the First Effective Time, the separate existence of Engineering will cease, and the Surviving Corporation will succeed, without other transfer, to all of the rights and property of Engineering, and will be subject to all of the debts and liabilities of Engineering, as provided for in Section 259 of the DGCL and Section 7-90-203 (4)(b) of the CBCA.  On and after the First Effective Time, the Surviving Corporation will carry on its business with the assets of Engineering, as well as with the assets of the Surviving Corporation.

Section 1.02  The Second Merger. The Second Merger is conditioned and contingent upon and will occur immediately after the First Merger is completed.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the DGCL, Telecom will merge with and into SI International upon the Second Effective Time, as defined in this Agreement.  SI International will be the surviving corporation in the Second Merger (the “Surviving Corporation”).  Upon the Second Effective Time, the separate existence of Telecom will cease, and the Surviving Corporation will succeed, without other transfer, to all of the rights and property of Telecom, and will be subject to all of the debts and liabilities of Telecom, as provided for in Section 259 of the DGCL.  On and after the Second Effective Time, the Surviving Corporation will carry on its business with the assets of Telecom, as well as with the assets of the Surviving Corporation.

Section 1.03  First Effective Time.  As soon as practicable following the satisfaction or waiver of the conditions set forth in Article II, the First Merger will be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL and with the Secretary of State of the State of Colorado in accordance with the CBCA.. The First Merger will become effective when the Certificate of Merger is filed or such later time as is set forth in the Certificate of Merger. The time when the First Merger becomes effective is called the “First Effective Time”.

Section 1.04  Second Effective Time.  As soon as practicable following the satisfaction or waiver of the conditions set forth in Article II and after the completion of the First Merger, the Second Merger will be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL. The Second Merger will become effective when the Certificate of Merger is filed or such later time as is set forth in the Certificate of Merger, but after the First Merger. The time when the Merger becomes effective is called the “Second Effective Time” (together with the First Effective Time, the “Effective Times”).

Section 1.05  Certificate of Incorporation and By-Laws.  The Certificate of Incorporation and the By-Laws of SI International in effect at the First Effective Time and Second Effective Time, respectively, will be the Certificate of Incorporation and By-Laws of the Surviving Corporation and will remain in effect until changed or amended as provided therein or by applicable law.  The name of the Surviving Corporation will be SI International Inc.

Section 1.06  Directors and Officers.  The directors of SI International at the First Effective Time and Second Effective Time, respectively, shall, from and after the Effective Times, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.  The officers of SI International at the First Effective Time and Second Effective Time, respectively, shall, from and after the Effective Times, be the officers of the Surviving Corporation until the earlier of their resignation or removal.

Section 1.07  Effect on Capital Stock.  At the First Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof:

(a)  As of the First Effective Time, all shares of Engineering common stock, no par value, will no longer be issued and outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of Engineering common stock will cease to have any rights with respect thereto, and all such certificates previously representing shares of Engineering common stock will be cancelled and be null and void and of no further effect.

 (b)  Since Engineering is the holder of the Participating Preferred Stock of Telecom, at the First Effective Time, SI International will become the holder of the Telecom Participating Preferred Stock, in addition to being the existing holder of the Telecom Common Stock.

(c)  As of the Second Effective Time, all shares of Telecom Participating Preferred stock, par value of $0.01, will no longer be issued and outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of Telecom Participating Preferred stock will cease to have any rights with respect thereto, and all such certificates previously representing shares of Telecom Participating Preferred stock will be cancelled and be null and void and of no further effect.

(d)   As of the Second Effective Time, all shares of Telecom common stock, no par value, will no longer be issued and outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of Telecom common stock will cease to have any rights with respect thereto, and all such certificates previously representing shares of Telecom common stock will be cancelled and be null and void and of no further effect.

ARTICLE II
CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 2.01 Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, prior to the Effective Time, of the following conditions:

(a) All holders of the Engineering common stock entitled to vote, voting together as a single class, have voted to adopt this Agreement;

(b) All holders of the Telecom common stock and participating preferred stock, respectively, each voting together as a single class, have voted to adopt this Agreement;

(c) To the knowledge of the parties hereto, no statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Mergers;

(d) all approvals and consents necessary or desirable, if any, in connection with consummation of the Mergers have been obtained;

(e) Each of Engineering, Telecom and SI International agree to all portions of the Mergers and acknowledge that the First Merger will not occur without the Second Merger and vice versa.

ARTICLE III
MISCELLANEOUS

Section 3.01  Amendment; Waiver.  At any time before the Effective Times, Engineering, Telecom and SI International may, to the extent permitted by the DGCL and the CBCA, by written agreement amend, modify or supplement any provision of this Agreement.

Section 3.02  Entire Agreement; Assignment.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

Section 3.03  Governing Law and Forum.  This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.  The parties hereto hereby consent to the exclusive jurisdiction of the federal or state court, serving Fairfax County, Virginia as to resolve any disputes arising in connection with this Agreement.

Section 3.04  Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 3.05  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 3.06  Abandonment.  At any time before the Effective Time, this Agreement may be terminated and the Mergers may be abandoned by the board of directors of Engineering, Telecom or SI International.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

SI INTERNATIONAL INC. a Delaware corporation

By:	/s/ S. Bradford Antle
Name:	S. Bradford Antle
President & Chief Executive Officer

SI INTERNATIONAL ENGINEERING, INC. A Colorado Corporation

By:	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Chief Financial Officer & Treasurer

SI INTERNATIONAL TELECOM CORPORATION a Delaware corporation

By:	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Chief Financial Officer & Treasurer